EXHIBIT 99.1

                     ARMANINO FOODS OF DISTINCTION, INC.



For Immediate Release                     For More Information Contact:
April 20, 2005                            William Armanino, President & CEO
                                          Edmond J. Pera, COO
                                          (510) 441-9300



                      ARMANINO FOODS OF DISTINCTION, INC.
                   ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

     Hayward, CA (April 20, 2004) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today financial results for the first quarter ended March 31, 2005.

     Net sales for the first quarter ended March 31, 2005 were $ 3,129,268 compared to $3,055,659 for the first quarter of 2004, an increase of 2%.

     Income from operations before income taxes for the first quarter ended March 31, 2005 resulted in income of $34,863 compared to income of $24,176 a year ago.

     Net income for the first quarter ended March 31, 2005 amounted to $24,753 compared to $17,165 for the same period in 2004. The Company reported basic earnings per share of $0.01 for the quarter ended March 31, 2005 compared to $0.01 for the like 2004 quarter. Diluted earnings per share were $0.01 for the first quarter of 2005 and $0.00 for the like 2004 quarter.

     William J. Armanino, President and CEO of Armanino Foods said, "The first quarter is usually the slowest of the year in terms of sales and profitability, but our prospects and indications for future business remain strong. We are especially pleased with our sauce sales which are up from the same quarter a year ago."

     Armanino concluded, "We expect that our expanded sales force and promotional efforts will build momentum for us as the year progresses."

     Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.


                                - Continued -













****************************************************************************

                      Armanino Foods of Distinction, Inc.
                RESULTS FOR THE QUARTER ENDED MARCH 31, 2005

                                                      (Unaudited)
                                              Quarter Ended March 31, 2005
                                                  2005             2004
                                              ----------        ----------

Net Sales                                     $3,129,268        $3,055,659
Income Before Taxes                           $   34,863        $   24,176
Net Income                                    $   24,753        $   17,165
Basic Income Per Common Share                 $     0.01        $     0.01
Weighted Average Common Shares Outstanding     3,433,308         3,350,603
Diluted Income Per Common Share               $     0.01        $     0.00
Weighted Average Common Shares Outstanding     3,630,407         3,585,360


This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.

                                    -End-